BINDING TERM SHEET
PROPOSED JOINT VENTURES BETWEEN SNM GLOBAL HOLDINGS, INC. ("COMPANY" OR THE "SNM") AND BULLITT POINT PRODUCTIONS, LLC ("BPP")

This binding term sheet (the "Term Sheet") outlines the terms to be included in a Definitive Agreement by which the Company and BPP (jointly referred to herein as the "Parties") will combine their efforts and individual responsibilities to jointly conduct Joint Ventures ("JVS").

Purpose

The purpose of the JVS is to combine SNM's fundraising, marketing and brand building capabilities with BPP's expansion of new current business and growth/acquisition of new businesses within the media and entertainment space as well as other spaces, including but not limited to production of movies and documentaries, modeling agencies, development/sale of skin care products, media streaming (the "Acquisitions"). SNM will file a Regulation A Offering with the Securities and Exchange Commission attempting to raise $5,000,000 for the purpose of BPP acquiring companies, entertainment properties, businesses in the above-stated businesses and thereafter the Company and BPP conducting JVS thereafter based on the Acquisitions. .

Responsibilities

The Company will be responsible for fundraising through a Regulation A Offering and accounting for the JVS and BPP as will be incorporated into the accounting and financial statements of the Company.

BPP will be responsible for all financial, accounting, management, marketing, sales, and day to day operations of BPP and the JVS.

Net Revenue Share

All of the net revenues from each JV shall be shared equally, 50% each, between the Company and BPP.

Definitive Agreement

This Term Sheet is subject to negotiation between the Parties for the purpose of concluding with terms contained in Definitive Agreements, which agreements will contain such additional representations, warranties, covenants, conditions, understanding of risks associated with the JVS, and terms as are customary of transactions of this type contemplated by this Term Sheet.

Exclusivity

In consideration of the substantial expenditure of time, effort and expense to be undertaken by the Parties in conducting the due diligence inspection and determining whether to proceed with the transaction, the Parties agree that, until the earlier of the termination of this Term Sheet pursuant to its terms or the execution and delivery of the Definitive Agreements, the Parties will not, directly or indirectly, through any officer, director, agent, partner or otherwise, (a) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals or offers from any other person or entity relating to the matters in this Term Sheet; or (b) participate in any discussions or negotiations with any person or entity regarding the matters contained in this Term Sheet.

Confidentiality

The Parties acknowledge the confidential nature of the existence of, and terms of the Term Sheet, the Transaction, and the acquisition process as a whole. Except as contemplated below, none of the Parties, their respective officers, directors, employees nor any of their affiliates shall disclose the contents or existence of this letter to any third party without the prior written consent of the other Party, except that each may make such disclosure to its directors, officers, attorneys who need to know such information in connection with the transactions contemplated hereby.

SIGNATURES

SNM GLOBAL HOLDINGS, INC.

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Troy Lowman, Chief Executive Officer

BULLITT POINT PRODUCTIONS, LLC

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Troy Lowman, Managing Member